Exhibit 99.1

Scholastic Reports Fiscal 2021 Second Quarter Results

NEW YORK, Dec. 17, 2020 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, today reported financial results for the Company's fiscal second quarter ended November 30, 2020. Scholastic's school-based distribution channels, particularly its book fairs businesses in the U.S., U.K. and Canada, continued to see significant pressure on revenues due to COVID-impacted delays in school openings and disruptions in school instruction patterns and schedules in the Company's important back-to-school second quarter. Scholastic's other major businesses performed well and showed significant improvements in operating income year-over-year.

Fiscal Second Quarter 2021 Review
(In $ Millions)

In $ millions	Second Quarter		Variance
	FY 2021	FY 2020	$	%
Revenues	$406.2	$597.2	($191.0)	(32%)
Operating income (loss)	48.8	105.1	(56.3)	(54%)
One-time items	5.5	1.9	3.6	-
Operating income (loss), excluding one-time items*	54.3	107.0	(52.7)	(49%)
* Please refer to the non-GAAP financial tables attached

Chairman's Commentary

"While fiscal second quarter book fairs' revenues were adversely impacted by COVID, all of Scholastic's other major businesses, in the U.S. and internationally, showed major improvements in operating income, year-over-year. These gains, along with a reduction in overhead expense, helped to lessen the impact of the lower fairs' revenues on Scholastic's profitability and cash position. Trade's strong fall frontlist, including the NY Times #1 Bestseller, The Ickabog® by J.K. Rowling, helped propel a 21% increase in trade sales and we ended the quarter with an impressive showing of 10 of our children's titles on the incredibly competitive Amazon Best Books of 2020 list," said Richard Robinson, Chairman, President and Chief Executive Officer. We continued to take major steps to reduce our operating costs, right-size our employee base, and match our inventory purchases to customer demand. If school operations stabilize and business conditions improve in the second half, as expected, the Company's new lower cost structure should result in higher profit margins and increased cash flow."

Mr. Robinson continued, "During the quarter, both the economy and our educational systems continued to be upended by the devastating pandemic and schools faced daily challenges in meeting the needs of their students with only one-third of all schools open for in-person learning. As a trusted partner to educators and families all over the world, the passion and commitment of our employees has provided innovative, practical literacy solutions to these partners struggling to keep their children learning and safe. With increased interest in our take-home reading packs, easy-to-use digital programs, including our new "digital-only" classroom magazines, virtual book fairs and ship-to-home options for clubs and fairs, we were able to help teachers and schools to overcome these obstacles, even as our own top line was significantly impacted by the absence of traditional school-based in-person book fairs, here and abroad."

Mr. Robinson concluded, "Getting all children back into the classroom in the new calendar year, especially for grades K-5, is a top priority of educators across the country and, as they do, Scholastic will be there with our best-selling content, our safe and easy book fairs, and our breakthrough print and digital literacy programs, along with our unyielding commitment to teachers and parents to turn around learning loss and the potential impact on student achievement from months spent away from the classroom."

Revenues

Second quarter revenue was $406.2 million, a decrease of 32% compared to $597.2 million in the second quarter of 2020, predominantly due to lower sales in the Company's book fairs operations as schools were unable to host premium in-person book fairs as a result of coronavirus concerns and restrictions. Although book clubs missed its September targets as school opening dates were delayed due to COVID, sales grew stronger in subsequent months as teacher and student engagement increased significantly over the course of the quarter. Trade publishing revenues remained very strong in the period, driven by bestsellers like Dav Pilkey's Dog Man: Grime and Punishment and J. K. Rowling's The Ickabog, as well as best-selling series and a growing evergreen backlist of cherished titles, while Education saw increased district sales of its Grab and Go reading packs, mass market gains for workbooks, and improved digital subscription revenues, including sales of Scholastic Literacy Pro®, the Company's classroom management tool for independent reading.

Income

Operating income in the second quarter was $48.8 million, compared to operating income of $105.1 million a year ago. During the quarter, the Company continued to take aggressive actions to pare its operating costs resulting in a $69.5 million reduction in selling, general and administrative expenses, or 33% below the prior year period. Excluding one-time items in both periods, operating income in the second quarter was $54.3 million, as compared to $107.0 million in the second quarter of the prior fiscal year.

Net income for the current period was $35.1 million, compared to net income in the prior year period of $71.0 million, a reduction of 51%. Earnings per diluted share in the second fiscal quarter was $1.02 compared to earnings per diluted share of $2.02 in the prior year period. Excluding one-time items, second quarter 2021 earnings per diluted share was $1.15, compared to earnings per diluted share of $2.06 in the second quarter of 2020.

Capital Position and Liquidity

Net cash provided by operating activities was $46.1 million in the current fiscal quarter compared to net cash provided by operating activities of $111.9 million in the second quarter of fiscal 2020. The Company had free cash flow (a non-GAAP liquidity measure defined in the accompanying tables and reconciled to net cash provided) of $30.9 million in the current quarter, compared to free cash flow of $87.7 million a year ago. The Company's cost savings initiatives continued to drive overall lower net spending levels as the Company re-aligned its operations and staffing levels to adapt to lower COVID-related customer demand in its book fairs channel in the current quarter.

At quarter-end, the Company's cash and cash equivalents exceeded total debt by $161.8 million, compared to $261.7 million a year ago. Net cash balances increased by $26.2 million from prior quarter-end. The Company continues to believe that it has sufficient cash reserves to support its FY2021 business plan and has successfully amended its committed credit facility to ensure continued access to necessary liquidity, if needed, throughout the on-going COVID crisis.

Capital expenditures in the second quarter were $10.2 million, significantly below the current period's depreciation and amortization expense and prior year period outlays of $17.2 million. Capital expenditures in the period were concentrated on targeted enhancements to the Company's technology platforms and digital services, as well for the relocation and consolidation of certain distribution, warehousing and back-office operations. A number of these investments will serve to lower the Company's fixed costs of operations in future periods.

The Company also distributed $5.1 million in dividends in the second quarter.

Overall Results
(In $ Millions)

Second Quarter FY2021	As Reported	One-Time Items	Ex. One-Times
Earnings (loss) before taxes	$47.6	($5.5)	$53.1
Interest (income) expense	1.2	-	1.2
Depreciation and amortization	17.0	-	17.0
Amortization of prepublication costs	6.4	-	6.4
Adjusted EBITDA	$72.2	($5.5)	$77.7

Earnings before taxes for the quarter ended November 30, 2020 was $47.6 million compared to earnings before taxes of $104.9 million in the second quarter of the prior fiscal year. Adjusted EBITDA (a non-GAAP performance measure defined in the accompanying tables and reconciled to earnings (loss) before taxes) for the second fiscal quarter of 2021 was a gain of $77.7 million, compared to a gain of $129.3 million in the second quarter of 2020.

Fiscal 2021 Outlook

Scholastic believes that returning all children to the classroom will be a top priority for school districts in the new calendar year, setting the stage for higher levels of engagement and providing motivation for schools to host in-person book fairs and increase their purchases of classroom book collections and other instructional resources. The Company is cautiously optimistic that, after a ramp-up period in the third fiscal quarter, it should see improved results, especially in its book fairs operations, in the fourth quarter of the fiscal year as schools successfully re-adjust to in-person learning. And, for those districts continuing to operate in some form of remote learning or hybrid model, the Company's expanded offering of digital subscription programs should continue to see higher sales.

A strong second half pipeline of new releases will continue to position the trade business for growth, and Scholastic's growing media and entertainment business, through its production partnerships and the licensing of Scholastic's content and characters, should continue to complement the Company's book sales. The Company has met its previously announced $100 million cost savings target and has identified opportunities for additional savings in the second half of the fiscal year. These cost-cutting actions, along with continued strong performance in the Company's trade and education businesses, in the U.S. and internationally, should help mitigate the impact of lower expected book fairs revenues in the third quarter.

Although the Company remains optimistic about the prospects of returning children to classrooms and the passage of a COVID stimulus package for schools, given the on-going variability in school instruction patterns and schedules and the possibility of new COVID outbreaks and their potential impact on schools, Scholastic is not providing a financial outlook for fiscal year 2021.

Segment Results

All comparisons detailed in this section refer to operating results for the second quarter ended November 30, 2020 versus the second quarter ended November 30, 2019.

Children's Book Publishing and Distribution

In $ millions	Second Quarter
	2021	2020	$ Change	% Change
Revenue
Book Clubs	$ 66.9	$ 85.9	$ (19.0)	(22%)
Book Fairs	47.7	224.1	(176.4)	(79%)
Trade	125.7	103.6	22.1	21%
Total revenue	240.3	413.6	(173.3)	(42%)
Operating income / (loss)	37.7	109.6	(71.9)	(66%)
Operating income / (loss), before one-time items*	37.7	109.6	(71.9)	(66%)
* Please refer to the non-GAAP financial tables attached

Second quarter segment revenues fell $173.3 million, or 42%, to $240.3 million, driven by a decline in book fairs held as schools hosted a much reduced number of in-person fairs on-site due to COVID, even as many school customers converted their cancelled fairs to the Company's new on-line book fair model. Book club's revenues finished the quarter strong with direct ship-to-home order fulfillment after a slow start in the early back-to-school period. Trade enjoyed a very strong quarter with improved sales levels across all categories – frontlist, backlist, digital, audio, co-editions, and its Klutz® line of book-based activity kits. Major revenue drivers in the period included Dog Man: Grime and Punishment, J.K. Rowling's The Ickabog, a NY Times #1 Bestseller, and All Because You Matter by Tami Charles, as well as new title releases in best-selling series including The Bad Guys in The One?! (The Bad Guys™ #12), Pig the Slob (Pig the Pug), and Logan Likes Mary Anne! (The Baby-Sitters Club Graphic Novel #8). Segment operating income was $37.7 million, $71.9 million, or 66%, below the prior year period's level, reflecting the sharp decline in book fair revenues, partially offset by cost savings and other restructuring activities that helped to reduce the Segment's cost of operations in the current quarter.

Education

In $ millions	Second Quarter
	2021	2020	$ Change	% Change
Revenue	$ 67.5	$ 69.9	$ (2.4)	(3%)
Operating income / (loss)	11.9	6.2	5.7	92%
Operating income / (loss), before one-time items*	11.9	6.2	5.7	92%
* Please refer to the non-GAAP financial tables attached

For the current fiscal quarter, segment revenue was $67.5 million, compared to $69.9 million a year ago, a 3% decrease, predominantly due to lower custom publishing revenues, as expected, as the Company winds down that line of business. While the segment also saw lower sales of its traditional classroom book collections and magazines as many school districts chose to operate remotely, full or part-time, sales of the Company's Grab and Go take-home book packs to school districts and community-based services were robust in the current quarter. Additionally, the Company's line of workbooks and early readers saw increased sales in all channels, with a strong pipeline of orders for the second half of the fiscal year, and digital subscription products, including Scholastic Literacy Pro, F.I.R.S.T.® and BookFlix®, realized a 30% increase in revenues in the aggregate and a 43% increase in bookings, where additional revenue will be recognized in future periods as product is delivered. Segment operating income was $11.9 million, a $5.7 million, or 92%, improvement versus the prior year period due to product mix and lower operating costs in the current quarter.

International

In $ millions	Second Quarter
	2021	2020	$ Change	% Change
Revenue	$ 98.4	$ 113.7	$ (15.3)	(13%)
Operating income / (loss)	19.2	11.7	7.5	64%
Operating income / (loss), before one-time items*	20.8	11.7	9.1	78%
* Please refer to the non-GAAP financial tables attached

Second quarter segment revenues were $98.4 million, down $15.3 million, or 13%, as compared to the second quarter of fiscal 2020, mainly due to lower book fair events held as a result of COVID restrictions in Canada and the U.K., as well as lower direct-to-home sales in Asia. The Company's operations in Australia/New Zealand outperformed the prior year period and the trade publishing business in all of the Company's international major markets saw increased sales. During the fiscal second quarter, foreign exchange benefited the top line by $2.5 million as a result of the weakening U.S. dollar. International recorded operating income of $19.2 million, a $7.5 million, or 64%, improvement as compared to $11.7 million in the prior period driven by reduced costs and COVID-related wage subsidies in Australia, Canada, and the U.K. Excluding one-time severance and branch consolidation restructuring charges taken in the current quarter, the segment's adjusted operating income was $20.8 million, or a $9.1 million improvement versus the prior year period.

Overhead

In $ millions	Second Quarter
	2021	2020	$ Change	% Change
Overhead expense	$ 20.0	$ 22.4	$ 2.4	11%
Overhead expense, excluding one-time items*	16.1	20.5	4.4	21%
* Please refer to the non-GAAP financial tables attached

Corporate overhead for the second fiscal quarter was $16.1 million, excluding one-time items of $3.9 million, pre-tax, which compared favorably with the $20.5 million recorded in the prior year period, after excluding $1.9 million in one-time items. The lower overhead expense in the current fiscal quarter was due to favorable staffing levels and lower contracted services, as planned. Non-recurring items reflected in overhead in the current period included $3.9 million in pre-tax severance associated with the Company's previously announced cost savings and restructuring programs.

Year-to-Date Results

For the first six months of fiscal 2021, revenue was $621.4 million, compared to $829.8 million in the prior year period, a decrease of $208.4 million, or 25%. The Company reported a net loss per diluted share in the first six months of the fiscal year of $0.14, compared to earnings per diluted share of $0.35 a year ago. Excluding one-time items of $0.39 and $0.13 per diluted share, respectively, the Company's earnings per diluted share was $0.25 in the first six months of fiscal 2021 versus earnings per diluted share of $0.48 in the prior year period. The unfavorable current period's results are mainly attributable to lower demand in the Company's book fairs channels in the U.S., Canada and the U.K. in the first six months of fiscal 2021, due to the global pandemic, partially offset by better operating margins resulting from the Company's cost savings and restructuring initiatives in the current fiscal year.

Adjusted EBITDA (as defined) for the first six months of fiscal 2021 was a gain of $61.8 million, compared to a gain of $68.3 million in the first six months of fiscal 2020, a decrease of $6.5 million, or 10%.

Net cash provided by operating activities was $20.1 million in the first six months of the current fiscal year compared to net cash provided by operating activities of $14.3 million in the same period last year. The Company had a free cash use (as defined) of $4.0 million in the current fiscal year-to-date, compared to a free cash use of $30.8 million in the prior year period. The current year-to-date's free cash use includes $26.2 million in capital expenditures and $10.2 million in net prepublication spend.

Dividend

As previously announced, the Company's Board of Directors declared a quarterly cash dividend of $0.15 per share on the Company's Class A and Common Stock for the third quarter of fiscal 2021. The dividend is payable on March 15, 2021 to shareholders of record as of the close of business on January 29, 2021.

Credit Agreement Amendment

The Company has entered into an amendment to its existing credit agreement, including adjustments to, and suspension of, certain covenant thresholds. The revised terms of the amended agreement include temporary covenant relief made available by the Company's lenders that provides the Company with financial assurance and flexibility as it navigates through the COVID-19 pandemic. Key highlights of the amended terms include the suspension of an interest coverage covenant until after the end of the Company's fiscal fourth quarter ending May 31, 2021, the addition of a minimum liquidity covenant, the securitization of the Company's inventory and accounts receivable, and changes in the interest rate and fees during the remaining term of the existing facility, which expires on January 5, 2022, unless terminated earlier by the Company. In addition, the lenders' aggregate maximum commitments under the credit agreement have been reduced to $250 million, of which a maximum of $225 million is available until the Company satisfies its original financial covenants and the minimum liquidity covenant that has been added by the amendment. With approximately $357 million of cash on the balance sheet as of November 30, 2020, the Company believes the amended credit agreement provides it with the appropriate level of flexibility to strategically manage the business through this global pandemic.

Additional Information

To supplement our financial statements presented in accordance with GAAP, we include certain non-GAAP calculations and presentations including, as noted above, "Adjusted EBITDA" and "Free Cash Use". Please refer to the non-GAAP financial tables attached to this press release for supporting details on one-time items and the use of non-GAAP financial measures included in this release. This information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Investor Conference Call

The Company will hold a conference call to discuss its results at 4:30 p.m. ET today, December 17, 2020. Scholastic's Chairman, President and CEO, Richard Robinson, and Kenneth Cleary, the Company's Chief Financial Officer, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, www.scholastic.com. Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted to the Company's investor relations webpage at www.investor.scholastic.com. An audio-only replay of the call will be available by dialing (855) 859-2056 from within the U.S. or +1 (404) 537-3406 internationally, and entering access code 4347558. The recording will be available through Thursday, December 24, 2020.

About Scholastic

For 100 years, Scholastic Corporation (NASDAQ: SCHL) has been encouraging the personal and intellectual growth of all children, beginning with literacy. Having earned a reputation as a trusted partner to educators and families, Scholastic is the world's largest publisher and distributor of children's books, a leading provider of literacy curriculum, professional services, and classroom magazines, and a producer of educational and entertaining children's media. The Company creates and distributes bestselling books and e-books, print and technology-based learning programs for pre-K to grade 12, and other products and services that support children's learning and literacy, both in school and at home. With 15 international operations and exports to 165 countries, Scholastic makes quality, affordable books available to all children around the world through school-based book clubs and book fairs, classroom libraries, school and public libraries, retail, and online. Learn more at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements relating to future periods. Such forward-looking statements are subject to various risks and uncertainties, including those arising from the continuing impact of COVID-19 related measures taken by governmental authorities, school administrators, or suppliers or customers which may curtail or otherwise adversely affect certain of the Company's business operations, and the conditions of the children's book and educational materials markets generally and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

					Table 1
Scholastic Corporation
Consolidated Statements of Operations
(Unaudited)
(In $ Millions, except per share data)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	11/30/20	11/30/19	11/30/20	11/30/19

Revenues	$406.2	$597.2	$621.4	$829.8

Operating costs and expenses:
Cost of goods sold	199.3	264.3	322.5	401.4
Selling, general and administrative expenses (1)	140.2	209.7	272.3	375.6
Bad debt expense	2.1	2.7	3.5	4.3
Depreciation and amortization	15.8	15.4	31.3	30.8

Total operating costs and expenses	357.4	492.1	629.6	812.1

Operating income (loss)	48.8	105.1	(8.2)	17.7

Interest income (expense), net	(1.2)	0.0	(2.4)	0.7
Other components of net periodic benefit (cost)	(0.0)	(0.2)	(0.2)	(0.6)
Gain (loss) on sale of assets and other (2)	(0.0)	-	6.6	-

Earnings (loss) before income taxes	47.6	104.9	(4.2)	17.8

Provision (benefit) for income taxes (3)	12.4	33.8	0.4	5.2

Net income (loss)	35.2	71.1	(4.6)	12.6

Less: Net income (loss) attributable to noncontrolling interest	0.1	0.1	0.1	0.1

Net income (loss) attributable to Scholastic Corporation	$35.1	$71.0	($4.7)	$12.5

Basic and diluted earnings (loss) per share of Class A and Common Stock (4)
Basic	$1.02	$2.04	($0.14)	$0.36
Diluted	$1.02	$2.02	($0.14)	$0.35

Basic weighted average shares outstanding	34,345	34,774	34,315	34,849
Diluted weighted average shares outstanding	34,407	35,112	34,438	35,151

(1)

In the three and six months ended November 30, 2020, the Company recognized pretax severance of $5.2 and $17.2, respectively, and pretax branch consolidation costs of $0.3. In the three and six months ended November 30, 2019, the Company recognized  pretax severance of $0.9 and $3.7, respectively, and pretax settlement charges of $1.0 and $2.5, respectively.

(2)	In the six months ended November 30, 2020, the Company recognized pretax gain on the sale of its Danbury facility of $6.6.

(3)

In the three and six months ended November 30, 2020, the Company recognized a benefit for income taxes in respect to one-time pretax charges of $1.2 and $4.3, respectively. In the three and six months ended November 30, 2019, the Company recognized a benefit for income taxes in respect to one-time pretax charges of $0.5 and $1.7, respectively.

(4)

Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

									Table 2
Scholastic Corporation
Segment Results
(Unaudited)
(In $ Millions)

	THREE MONTHS ENDED				SIX MONTHS ENDED
	11/30/20	11/30/19	Change		11/30/20	11/30/19	Change

Children's Book Publishing and Distribution
Revenues
Book Clubs	$66.9	$85.9	($19.0)	(22%)	$72.7	$93.9	($21.2)	(23%)
Book Fairs	47.7	224.1	(176.4)	(79%)	60.9	251.6	(190.7)	(76%)
Consolidated Trade	125.7	103.6	22.1	21%	197.6	177.7	19.9	11%
Total revenues	240.3	413.6	(173.3)	(42%)	331.2	523.2	(192.0)	(37%)
Operating income (loss)	37.7	109.6	(71.9)	(66%)	8.5	67.9	(59.4)	(87%)
Operating margin	15.7%	26.5%			2.6%	13.0%

Education
Revenues	67.5	69.9	(2.4)	(3%)	121.1	118.3	2.8	2%
Operating income (loss)	11.9	6.2	5.7	92%	9.7	(7.2)	16.9
Operating margin	17.6%	8.9%			8.0%	-

International
Revenues	98.4	113.7	(15.3)	(13%)	169.1	188.3	(19.2)	(10%)
Operating income (loss)	19.2	11.7	7.5	64%	24.4	8.0	16.4
Operating margin	19.5%	10.3%			14.4%	4.2%

Overhead expense	20.0	22.4	2.4	11%	50.8	51.0	0.2	0%

Operating income (loss)	$48.8	$105.1	($56.3)	(54%)	($8.2)	$17.7	($25.9)

							Table 3
Scholastic Corporation
Supplemental Information
(Unaudited)
(In $ Millions)

Selected Balance Sheet Items

			11/30/20	11/30/19

Continuing Operations
		Cash and cash equivalents	$356.6	$277.8
		Accounts receivable, net	304.7	325.1
		Inventories, net	306.5	357.8
		Accounts payable	165.5	188.9
		Accrued royalties	60.1	54.7
		Lines of credit and current portion of long-term debt	19.8	13.5
		Long-term debt	175.0	2.6
		Total debt	194.8	16.1
		Total finance lease liabilities	12.0	11.8
		Net debt (cash) (1)	(161.8)	(261.7)

Total stockholders' equity			1,187.9	1,261.3

Selected Cash Flow Items

			THREE MONTHS ENDED		SIX MONTHS ENDED
			11/30/20	11/30/19	11/30/20	11/30/19

		Net cash provided by (used in) operating activities	$46.1	$111.9	$20.1	$14.3
	Add:	Net proceeds from sale of assets	0.0	0.0	12.3	0.0
	Less:	Additions to property, plant and equipment	10.2	17.2	26.2	30.7
		Pre-publication expenditures	5.0	7.0	10.2	14.4

		Free cash flow (use) (2)	$30.9	$87.7	($4.0)	($30.8)

(1)

Net debt (cash) is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company's effective leverage and financing needs.

(2)

Free cash flow (use) is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances) and cash acquired through acquisitions and from sale of assets, reduced by spending on property, plant and equipment and prepublication costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

							Table 4
Scholastic Corporation
Consolidated Statements of Operations - Supplemental
Excluding One-Time Items
(Unaudited)
(In $ Millions, except per share data)

	THREE MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	11/30/20	items	One-time items	11/30/19	items	One-time items

Revenues	$406.2	$0.0	$406.2	$597.2	$0.0	$597.2

Operating costs and expenses:
Cost of goods sold	199.3	-	199.3	264.3	-	264.3
Selling, general and administrative expenses (1)	140.2	(5.5)	134.7	209.7	(1.9)	207.8
Bad debt expense	2.1	-	2.1	2.7	-	2.7
Depreciation and amortization	15.8	-	15.8	15.4	-	15.4

Total operating costs and expenses	357.4	(5.5)	351.9	492.1	(1.9)	490.2

Operating income (loss)	48.8	5.5	54.3	105.1	1.9	107.0

Interest income (expense), net	(1.2)	-	(1.2)	0.0	-	0.0
Other components of net periodic benefit (cost)	(0.0)	-	(0.0)	(0.2)	-	(0.2)
Gain (loss) on sale of assets and other (2)	(0.0)	-	(0.0)	-	-	-

Earnings (loss) before income taxes	47.6	5.5	53.1	104.9	1.9	106.8

Provision (benefit) for income taxes (3)	12.4	1.2	13.6	33.8	0.5	34.3

Net income (loss)	35.2	4.3	39.5	71.1	1.4	72.5

Less: Net income (loss) attributable to noncontrolling interest	0.1	-	0.1	0.1	-	0.1

Net income (loss) attributable to Scholastic Corporation	$35.1	$4.3	$39.4	$71.0	$1.4	$72.4

Diluted earnings (loss) per share	$1.02	$0.13	$1.15	$2.02	$0.04	$2.06

	SIX MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	11/30/20	items	One-time items	11/30/19	items	One-time items

Revenues	$621.4	$0.0	$621.4	$829.8	$0.0	$829.8

Operating costs and expenses:
Cost of goods sold	322.5	-	322.5	401.4	-	401.4
Selling, general and administrative expenses (1)	272.3	(17.5)	254.8	375.6	(6.2)	369.4
Bad debt expense	3.5	-	3.5	4.3	-	4.3
Depreciation and amortization	31.3	-	31.3	30.8	-	30.8

Total operating costs and expenses	629.6	(17.5)	612.1	812.1	(6.2)	805.9

Operating income (loss)	(8.2)	17.5	9.3	17.7	6.2	23.9

Interest income (expense), net	(2.4)	-	(2.4)	0.7	-	0.7
Other components of net periodic benefit (cost)	(0.2)	-	(0.2)	(0.6)	-	(0.6)
Gain (loss) on sale of assets and other (2)	6.6	-	6.6	-	-	-

Earnings (loss) before income taxes	(4.2)	17.5	13.3	17.8	6.2	24.0

Provision (benefit) for income taxes (3)	0.4	4.3	4.7	5.2	1.7	6.9

Net income (loss)	(4.6)	13.2	8.6	12.6	4.5	17.1

Less: Net income (loss) attributable to noncontrolling interest	0.1	-	0.1	0.1	-	0.1

Net income (loss) attributable to Scholastic Corporation	($4.7)	$13.2	$8.5	$12.5	$4.5	$17.0

Diluted earnings (loss) per share	($0.14)	$0.39	$0.25	$0.35	$0.13	$0.48

(1)

In the three and six months ended November 30, 2020, the Company recognized pretax severance of $5.2 and $17.2, respectively, and pretax branch consolidation costs of $0.3. In the three and six months ended November 30, 2019, the Company recognized  pretax severance of $0.9 and $3.7, respectively, and pretax settlement charges of $1.0 and $2.5, respectively.

(2)	In the six months ended November 30, 2020, the Company recognized pretax gain on the sale of its Danbury facility of $6.6.

(3)

In the three and six months ended November 30, 2020, the Company recognized a benefit for income taxes in respect to one-time pretax charges of $1.2 and $4.3, respectively. In the three and six months ended November 30, 2019, the Company recognized a benefit for income taxes in respect to one-time pretax charges of $0.5 and $1.7, respectively.

			Table 5
Scholastic Corporation
Consolidated Statements of Operations - Supplemental
Adjusted EBITDA
(Unaudited)
(In $ Millions)

	THREE MONTHS ENDED
	11/30/20	11/30/19

Earnings (loss) before income taxes as reported	$47.6	$104.9
One-time items before income taxes	5.5	1.9
Earnings (loss) before income taxes excluding one-time items	53.1	106.8

Interest (income) expense	1.2	(0.0)
Depreciation and amortization(1)	17.0	15.9
Amortization of prepublication costs	6.4	6.6

Adjusted EBITDA(2)	$77.7	$129.3

	SIX MONTHS ENDED
	11/30/20	11/30/19

Earnings (loss) before income taxes as reported	($4.2)	$17.8
One-time items before income taxes	17.5	6.2
Earnings (loss) before income taxes excluding one-time items	13.3	24.0

Interest (income) expense	2.4	(0.7)
Depreciation and amortization(1)	33.4	32.0
Amortization of prepublication costs	12.7	13.0

Adjusted EBITDA(2)	$61.8	$68.3

(1)

For the three and six months ended November 30, 2020, amounts include depreciation of $0.8 and $1.6, respectively, recognized in cost of goods sold, amortization of deferred financing costs of $0.1 and $0.2, respectively, and amortization of capitalized cloud software of $0.3 and $0.3, respectively, recognized in selling, general and administrative expenses. For the three and six months ended November 30, 2019, amounts include depreciation of $0.5 and $1.1, respectively, recognized in cost of goods sold, amortization of deferred financing costs of $0.0 and $0.1, respectively, and amortization of capitalized cloud software of $0.0 and $0.0, respectively, recognized in selling, general and administrative expenses.

(2)

Adjusted EBITDA is defined by the Company as earnings (loss), excluding one-time items, before interest, taxes, depreciation and amortization. The Company believes that Adjusted EBITDA is a meaningful measure of operating profitability and useful for measuring returns on capital investments over time as it is not distorted by unusual gains, losses, or other items.

								Table 6
Scholastic Corporation
Segment Results - Supplemental
Excluding One-Time Items
(Unaudited)
(In $ Millions)

		THREE MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		11/30/20	items	One-time items	11/30/19	items	One-time items

	Children's Book Publishing and Distribution
	Revenues
	Book Clubs	$66.9		$66.9	$85.9		$85.9
	Book Fairs	47.7		47.7	224.1		224.1
	Consolidated Trade	125.7		125.7	103.6		103.6
	Total Revenues	240.3		240.3	413.6		413.6
	Operating income (loss)	37.7	-	37.7	109.6	-	109.6
	Operating margin	15.7%		15.7%	26.5%		26.5%

	Education
	Revenues	67.5		67.5	69.9		69.9
	Operating income (loss)	11.9	-	11.9	6.2	-	6.2
	Operating margin	17.6%		17.6%	8.9%		8.9%

	International
	Revenues	98.4		98.4	113.7		113.7
	Operating income (loss) (1)	19.2	1.6	20.8	11.7	-	11.7
	Operating margin	19.5%		21.1%	10.3%		10.3%

	Overhead expense (2)	20.0	(3.9)	16.1	22.4	(1.9)	20.5

	Operating income (loss)	$48.8	$5.5	$54.3	$105.1	$1.9	$107.0

		SIX MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		11/30/20	items	One-time items	11/30/19	items	One-time items

	Children's Book Publishing and Distribution
	Revenues
	Book Clubs	$72.7		$72.7	$93.9		$93.9
	Book Fairs	60.9		60.9	251.6		251.6
	Consolidated Trade	197.6		197.6	177.7		177.7
	Total Revenues	331.2		331.2	523.2		523.2
	Operating income (loss)	8.5	-	8.5	67.9	-	67.9
	Operating margin	2.6%		2.6%	13.0%		13.0%

	Education
	Revenues	121.1		121.1	118.3		118.3
	Operating income (loss)	9.7	-	9.7	(7.2)	-	(7.2)
	Operating margin	8.0%		8.0%	-		-

	International
	Revenues	169.1		169.1	188.3		188.3
	Operating income (loss) (1)	24.4	2.6	27.0	8.0	-	8.0
	Operating margin	14.4%		16.0%	4.2%		4.2%

	Overhead expense (2)	50.8	(14.9)	35.9	51.0	(6.2)	44.8

	Operating income (loss)	($8.2)	$17.5	$9.3	$17.7	$6.2	$23.9

(1)	In the three and six months ended November 30, 2020, the Company recognized pretax severance of $1.3 and $2.3, respectively, and branch consolidation costs of $0.3.

(2)

In the three and six months ended November 30, 2020, the Company recognized pretax severance of $3.9 and $14.9, respectively. In the three and six months ended November 30, 2019, the Company recognized pretax severance of $0.9 and $3.7, respectively, and pretax settlement charges of $1.0 and $2.5, respectively.

CONTACT: Scholastic Corporation: Investors: Gil Dickoff, (212) 343-6741 investor_relations@scholastic.com; Media: Brittany Sullivan, (212) 343-4848 bsullivan@scholastic.com